EMPIRE FIDELITY INVESTMENTS LIFE INSURANCE COMPANY

(A Wholly-Owned Ultimate Subsidiary of FMR Corp.)

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

EMPIRE FIDELITY INVESTMENTS LIFE INSURANCE COMPANY

(A Wholly-Owned Ultimate Subsidiary of FMR Corp.)

FINANCIAL STATEMENTS

for the years ended December 31, 2003, 2002 and 2001

Report of Independent Auditors

To the Board of Directors and Stockholder of

Empire Fidelity Investments Life Insurance Company:

In our opinion, the accompanying balance sheets and the related statements of income and comprehensive income, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Empire Fidelity Investments Life Insurance Company (the "Company", a wholly-owned ultimate subsidiary of FMR Corp.) at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/Pricewaterhouse Coopers LLP

January 20, 2004

EMPIRE FIDELITY INVESTMENTS LIFE INSURANCE COMPANY
(A Wholly-Owned Ultimate Subsidiary of FMR Corp.)

BALANCE SHEETS
(in thousands, except share data)

December 31, 2003 and 2002

ASSETS	2003	2002

Debt securities, available for sale, at fair value (amortized cost of $73,601 in 2003 and $62,059 in 2002)	$ 76,911	$ 65,378

Total investments	76,911	65,378

Cash and cash equivalents	1,185	1,537
Accrued investment income	1,315	1,166
Deferred policy acquisition costs	28,413	26,714
Reinsurance deposit and receivables	46,947	37,231
Other assets	153	149
Income taxes receivable	-	470
Separate account assets	1,013,577	873,338

Total assets	$ 1,168,501	$ 1,005,983

LIABILITIES

Future contract and policy benefits	$ 42,086	$ 33,981
Contractholder deposit funds	46,518	36,415
Deferred tax liability	7,064	7,972
Payable to parent and affiliates	738	529
Income taxes payable	288	-
Other liabilities and accrued expenses	375	1,452
Separate account liabilities	1,013,577	873,338

Total liabilities	1,110,646	953,687

Commitments and contingencies (Note 10)

STOCKHOLDER'S EQUITY

Common stock, par value $10 per share - 200,000 shares authorized, issued and outstanding	2,000	2,000
Additional paid-in capital	13,500	13,500
Accumulated other comprehensive income	1,767	1,703
Retained earnings	40,588	35,093

Total stockholder's equity	57,855	52,296

Total liabilities and stockholder's equity	$ 1,168,501	$ 1,005,983
EMPIRE FIDELITY INVESTMENTS LIFE INSURANCE COMPANY
(A Wholly-Owned Ultimate Subsidiary of FMR Corp.)

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in thousands)

for the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001

Revenues:
Fees charged to contractholders	$ 7,726	$ 8,492	$ 9,884
Net investment income	2,854	2,387	1,868
Interest on reinsurance deposit	2,275	1,089	88
Fund administration fees	344	420	645
Net realized investment gains (losses)	506	(2)	(59)
Premiums	693	553	406

Total Revenue	14,398	12,939	12,832

Benefits and expenses:
Underwriting, acquisition and insurance expenses (1)	3,774	4,820	3,893
Contract and policy benefits and expenses	3,914	2,848	639

Total benefits and expenses	7,688	7,668	4,532

Income before income taxes	6,710	5,271	8,300

Income tax expense	1,215	2,119	2,781

Net income	5,495	3,152	5,519

Other comprehensive income, before tax:
Unrealized gains on securities:
Net unrealized holding gains	378	1,853	606
Reclassification adjustment for net realized (gains) losses included in net income	(506)	2	59
Provision (Benefit) for income taxes related to items of other comprehensive income	192	(797)	(232)

Other comprehensive income, net of tax	64	1,058	433

Comprehensive income	$ 5,559	$ 4,210	$ 5,952

(1) Includes affiliated party transactions (Note 7)
EMPIRE FIDELITY INVESTMENTS LIFE INSURANCE COMPANY
(A Wholly-Owned Ultimate Subsidiary of FMR Corp.)

STATEMENTS OF STOCKHOLDER'S EQUITY
(in thousands)

for the years ended December 31, 2003, 2002 and 2001

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total Stockholder's Equity

Balance at December 31, 2000	$ 2,000	$ 13,500	$ 212	$ 26,422	$ 42,134

Comprehensive income:
Net income				5,519	5,519
Other comprehensive income			433		433

Balance at December 31, 2001	2,000	13,500	645	31,941	48,086

Comprehensive income:
Net income				3,152	3,152
Other comprehensive income			1,058		1,058

Balance at December 31, 2002	2,000	13,500	1,703	35,093	52,296

Comprehensive income:
Net income				5,495	5,495
Other comprehensive income			64		64

Balance at December 31, 2003	$ 2,000	$ 13,500	$ 1,767	$ 40,588	$ 57,855
EMPIRE FIDELITY INVESTMENTS LIFE INSURANCE COMPANY
(A Wholly-Owned Ultimate Subsidiary of FMR Corp.)

STATEMENTS OF CASH FLOWS
(in thousands)

for the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001

Cash flows from operating activities:
Net income	$ 5,495	$ 3,152	$ 5,519
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	743	354	129
Realized (gains) losses on investments	(506)	2	59
Provision for deferred taxes	(715)	1,635	890
Addition to deferred policy acquisition costs, net of amortization	(1,818)	(747)	(2,980)
Payments to reinsurers, net	(9,563)	(31,129)	(3,512)
Change in assets and liabilities:
Accrued investment income	(149)	(386)	(255)
Future contract and policy benefits, net	2,813	2,077	983
Receivable from (payable to) parent and affiliates, net	209	(142)	(521)
Income taxes	758	(847)	1,967
Other assets and other liabilities, net	(1,095)	1,133	(205)

Net cash provided by operating activities	(3,828)	(24,898)	2,074

Cash flows from investing activities:
Purchase of debt securities	(31,474)	(31,982)	(21,762)
Proceeds from sales of debt securities	15,488	7,789	6,699
Proceeds from maturities debt securities	4,220	3,320	320
Capital expenditures	-	(33)	-

Net cash used for investing activities	(11,766)	(20,906)	(14,743)

Cash flows from financing activities:
Deposits credited to variable annuity contracts	57,003	74,734	154,897
Deposits credited to fixed annuity contracts	11,903	17,226	-
Withdrawals from variable annuity contracts	(50,996)	(45,592)	(141,372)
Withdrawals from fixed annuity contracts	(2,668)	(674)	-

Net cash provided by financing activities	15,242	45,694	13,525

Net (decrease) increase in cash and cash equivalents	(352)	(110)	856

Cash and cash equivalents:
Beginning of year	1,537	1,647	791

End of year	$ 1,185	$ 1,537	$ 1,647

1. Organization and Nature of Business:

Empire Fidelity Investments Life Insurance Company (the "Company") is a wholly-owned subsidiary of Fidelity Investments Life Insurance Company (FILI), which is a wholly-owned subsidiary of FMR Corp. The Company operates exclusively in the State of New York.

The Company issues variable deferred and immediate annuity contracts. Amounts invested in the fixed option of the contracts are allocated to the general account of the Company. Amounts invested in the variable option of the contracts are allocated to the Variable Annuity Account A, which is a separate account of the Company. The assets of the Variable Annuity Account A are invested in certain portfolios of the Variable Insurance Products Fund, the Variable Insurance Products Fund II, the Variable Insurance Products Fund III, the Variable Insurance Products Fund IV, the Universal Institutional Funds, the PBHG Insurance Series Funds, the Strong Variable Insurance Funds and the Credit Suisse Trust Funds, which are reported at the net asset value of such portfolios.

Effective January 9, 2004, the Company closed the PBHG Insurance Series Funds and the Strong Variable Insurance Funds to new money.

The Company offers a term life insurance product with level premium paying periods of five, ten, fifteen and twenty years. In 2002, the Company began offering a fixed immediate annuity product with guaranteed income for life or period certain.

2. Summary of Significant Accounting Policies:

Basis of Presentation

The accompanying financial statements of the Company have been prepared on the basis of accounting principles generally accepted in the United States of America (GAAP), which vary in certain respects from reporting practices prescribed or permitted by state insurance regulatory authorities.

The preparation of the financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the related amounts and disclosures in the financial statements. Actual results could differ from those estimates.

Investments

Investments in debt securities are classified as available for sale and are reported at fair value. Fair values are derived from external market quotations. Debt securities that experience declines in fair value that are other than temporary are considered impaired and are written down to fair value with a corresponding charge to net income. Factors considered in evaluating whether a decline in fair value is other than temporary are whether the decline is substantial, the duration (typically 6 months or more) in which the market value has been less than cost, the Company's ability and intent to retain the investment for a period of time sufficient to allow for the anticipated recovery in value, and the financial condition and near-term prospects of the issuer. Unrealized gains or losses on debt securities are reported as other comprehensive income. The discount or premium on debt securities, excluding loan-backed bonds and structured securities, is amortized using the effective interest method. Amortization of loan-backed bonds and structured securities includes anticipated prepayments over the estimated economic life of the security. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments and any resulting adjustment is included in investment income. Such amortization is included in investment income.

2. Summary of Significant Accounting Policies (continued):

Investment income is recognized on the accrual basis. Debt securities that are delinquent are placed on a non-accrual status, and thereafter interest income is recognized when cash payments are received. Realized gains or losses on investments sold are determined by the specific identification method.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity date of three months or less to be cash equivalents. Cash and cash equivalents represent amounts in demand deposit accounts and money market mutual funds and are reported at fair value. Money market mutual funds used to hold cash prior to reinvestment and to meet operating cash requirements were $989,000 and $1,408,000 at December 31, 2003 and 2002, respectively.

Separate Account

Separate account assets represent funds held for the exclusive benefit of variable annuity contractholders and are reported at fair value. Since the contractholders receive the full benefit and bear the full risk of the separate account investments, the income and realized and unrealized gains and losses from such investments are offset by an increase or decrease in the amount of liabilities related to the separate account.

Revenue Recognition

Fees charged to contractholders include mortality and expense risk, and administrative charges for variable annuity contractholders. Fund administration fees represent administration fees charged to investment managers. Premiums for term life insurance products are recognized as revenue over the premium-paying period.

Interest accretion on the reinsurance deposit related to the fixed income annuity product and the fixed portion of the variable income annuity product is recognized over the remaining term of the underlying contracts.

Future Contract and Policy Benefits

Future contract and policy benefits are liabilities for the fixed portion of the variable annuity products and life products. Such liabilities are established in amounts adequate to meet the estimated future obligations of policies in force.

Future contract benefits for the variable annuity products are computed using interest rates ranging from 1% to 7.25% and estimates for mortality. The fixed income annuity product is accounted for as contractholder deposits, recognizing the immateriality of the life contingent contracts. The liabilities for future policy benefits for traditional life insurance products are computed using the net level premium reserve method and are based upon estimates as to future investment yield, mortality and withdrawals that include provisions for adverse deviation.

The premium related to the fixed income annuity product with life contingencies of $8,586,000 in 2003 and $9,148,000 in 2002 is fully reinsured.

2. Summary of Significant Accounting Policies (continued):

Contractholder Deposit Funds

Contractholder deposit funds consist of annuity deposits received from customers for the fixed income annuity product and for the fixed portion of the variable income annuity product.

Reinsurance Deposit and Receivables

The Company reinsures certain of its life insurance and annuity product risk with other companies. As a result, when the Company records liabilities that are subject to reinsurance, reinsurance deposits and receivables are recorded. The Company remains liable for claims reinsured. The Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk arising from similar activities or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. Reinsurance deposits and receivables are primarily with two highly rated reinsurers.

Deferred Policy Acquisition Costs

The costs of acquiring new and renewal business have been deferred. The costs consist principally of first-year commissions paid to Fidelity Insurance Agency, Inc. in accordance with contractual agreements as described in Note 7 - "Affiliated Company Transactions", and certain insurance expenses for traditional life policy issue and underwriting. These deferred policy acquisition costs ("DAC") are being amortized over the life time of the policy generally estimated as the level term period for the term life insurance product, a 20-year period for the deferred annuity product, and a 30-year period for the immediate annuity product.

The amortization process requires the use of various assumptions, estimates and judgment about the future. The primary assumptions are expenses, investment performance, mortality, and contract cancellations (i.e. lapses, withdrawals and surrenders). These assumptions are reviewed on a regular basis and are generally based on EFILI's past experience, industry studies, regulatory requirements and judgments about the future. Finally, analyses are performed periodically to assess whether there are sufficient gross margin or gross profits to amortize the remaining DAC balances.

A significant assumption for the projection of estimated gross profits is the investment return on Separate Account fund balances. The Company assumes a long term return of 9% before fund expenses and other charges. The Company also applies a "Reversion to the Mean" assumption in setting the projected return for the next seven years. The projected return is developed such that the combination of actual and projected return equals the long term return. The Company limits the projected return to no greater than 13% (before fund expenses and other charges) and no less than approximately 5% (before fund expenses and other charges).

Property and Equipment

Property, equipment, leasehold improvements and computer software are stated at cost less accumulated depreciation or amortization. Depreciation or amortization is provided using the straight-line method over the estimated useful lives of the assets ranging from 3 years to 10 years.

2. Summary of Significant Accounting Policies (continued):

Income Taxes

The Company files a consolidated federal income tax return with FILI. Under a tax sharing agreement, each company is charged or credited its share of taxes as determined on a separate company basis. Tax benefits are credited with respect to taxable losses to the extent such losses are utilized by the consolidated group. Intercompany tax balances are settled within 30 days of the actual tax payment.

The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the current enacted tax rates.

New Accounting Pronouncements

In July 2003, the Accounting Standards Executive Committee issued Statement of Position 03-01, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts" ("SOP 03-01"). SOP 03-01 provides guidance on accounting and reporting by insurance enterprises for certain nontraditional long-duration contracts and for separate accounts. SOP 03-1 is effective for fiscal years beginning after December 15, 2003. The SOP requires the establishment of a liability for contracts that contain death or other insurance benefits using a specified reserve methodology that is different from the methodology that the Company currently uses. The Company will adopt SOP 03-01 as of January 1, 2004 and estimates the cumulative effect due to a change in accounting principle charge to pre-tax income of approximately $160,000.

In February 2004, the Financial Accounting Standards Board's ("FASB") Emerging Issues Task Force reached a consensus regarding certain disclosure requirements in EITF Issue No. 03-1, ("EITF No. 03-1") "The Meaning of Other-Than-Temporary Impairment and its Applications to Certain Investments." EITF No. 03-1 describes certain quantitative and qualitative disclosures that are required for marketable equity securities covered by Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" including the aggregate amount of unrealized losses and the aggregate related fair value of investments with unrealized losses, by investment type, as well as the nature of the investment(s), cause of impairment, number of positions held, severity and duration of the impairment. The disclosures required by EITF No. 03-1 are effective for fiscal years ending after December 15, 2003. The Emerging Issues Task Force is discussing further the other issues addressed in EITF No. 03-1, including the meaning of other-than-temporary impairment and its application to investments accounted for under the cost method or the equity method, or as either available-for-sale or held-to-maturity under Statement No. 115.

In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". This standard does not impact the Company's results of operations or financial position.

In December 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003) ("FIN 46-R"), "Consolidation of Variable Interest Entities." This standard does not impact the Company's results of operations or financial position.

2. Summary of Significant Accounting Policies (continued):

On January 1, 2001, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"), which establishes accounting and reporting standards for derivative instruments, became effective. Statement No. 133 did not have an impact on the results of operations or financial position.

Reclassifications

Certain prior year balances have been reclassified to conform to the current year presentation.

3. Investments:

The components of net investment income were as follows:

	Years Ended December 31,
	2003	2002	2001
	(in thousands)

Debt securities	$ 3,569	$ 2,853	$ 2,015
Cash and cash equivalents	33	99	124
Other income	-	1	245

Total investment income	3,602	2,953	2,384
Less: Investment expenses	748	566	516

Net investment income	$ 2,854	$ 2,387	$ 1,868

Gross realized gains and losses from the voluntary sales of debt securities were as follows:

	Years Ended December 31,
	2003	2002	2001
	(in thousands)
Gross realized gains	$ 585	$ 225	$ 202
Gross realized losses	$ 79	$ 227	$ 15

Realized investment losses as a result of impairments in the value of investments were $0, $0, and $246,000, for 2003, 2002, and 2001, respectively. There were no debt securities that were non-income producing at December 31, 2003, 2002 and 2001, respectively.

3. Investments (continued):

Net unrealized investment gains (losses) on securities available-for-sale, carried at fair value, and the related impact on DAC and deferred income taxes for the year ended December 31, were as follows:

	2003	2002	2001
	(in thousands)

Debt securities:	$ 3,310	$ 3,319	$ 993
DAC	(590)	(471)	-
Deferred income tax expense	(953)	(1,145)	(348)
	$ 1,767	$ 1,703	$ 645

Unrealized losses on debt securities as of December 31, 2003 were as follows:

	Gross Unrealized Losses	Fair Value	Number of Securities
	(in thousands)

0 - 12 months	$ (33)	$ 7,885	14
Greater than 12 months	-	-	-
	$ ((33)	$ 7,885	14

The amortized cost and fair value of debt securities, by type of issuer, were as follows:

	December 31, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
U.S. Treasury securities and other U.S. Government corporations and agencies	$ 17,199	$ 623	$ (6)	$ 17,816
Corporate debt securities	56,143	2,712	(27)	58,828
Loan-backed bonds and structured securities	259	8	-	267

Total debt securities	$ 73,601	$ 3,343	$ (33)	$ 76,911

3. Investments (continued):

	December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)

U.S. Treasury securities and other U.S. Government corporations and agencies	$ 22,904	$ 1,203	$ (1)	$ 24,106
Corporate debt securities	38,843	2,205	(109)	40,939
Loan-backed bonds and structured securities	312	21	-	333

Total debt securities	$ 62,059	$ 3,429	$ (110)	$ 65,378

The amortized cost and fair value of debt securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(in thousands)

Due in 1 year or less	$ 2,856	$ 2,903
Due after 1 year through 5 years	59,412	61,708
Due after 5 years through 10 years	10,401	11,282
Due after 10 years	673	751
Loan-backed bonds and structured securities	259	267

	$ 73,601	$ 76,911

At December 31, 2003, and 2002, there were no contractual investment commitments. There are no significant concentrations of debt securities by issuer or by industry, other than U.S. Treasury securities.

At December 31, 2003, the amortized cost and fair value of a U.S. Treasury security on deposit with the state of NY was $402,000 and $448,000, respectively. At December 31, 2002, the amortized cost and fair value of a U.S. Treasury security on deposit with the state of NY was $404,000 and $464,000, respectively.

4. Fair Value of Financial Instruments:

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about certain financial instruments (insurance contracts, real estate, goodwill and taxes are excluded) for which it is practicable to estimate such values, whether or not these instruments are included in the balance sheet. The fair values presented for certain financial instruments are estimates, which, in many cases, may differ from the amounts which could be realized upon immediate liquidation.

The estimated carrying amounts and fair values of the financial instruments were as follows:

	2003		2002
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(in thousands)
Financial Assets
Debt Securities (Note 2)	$ 76,911	$ 76,911	$ 65,378	$ 65,378
Cash and Cash Equivalents (Note 2)	1,185	1,185	1,537	1,537
Reinsurance Deposit and Receivables	46,947	48,387	37,231	38,957
Separate Account Assets	1,013,577	1,013,577	873,338	873,338
	$ 1,138,620	$ 1,140,060	$ 977,484	$ 979,210

Financial Liabilities
Future Contract and Policy Benefits	$ 42,086	$ 42,057	$ 33,981	$ 33,975
Contractholder Deposit Funds	46,518	47,995	36,415	38,179
Separate Account Liabilities	1,013,577	1,013,577	873,338	873,338
	$ 1,102,181	$ 1,103,629	$ 943,734	$ 945,492

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Reinsurance Deposit and Receivables

Fair values for the Company's reinsurance deposits for the fixed portion of the variable annuity contracts in payout and the fixed immediate annuity contracts are estimated using discounted cash flow calculations based on expected current offering interest rates versus contract rates.

Future Contract and Policy Benefits and Contractholder Deposit Funds

Fair values for the Company's liabilities for the fixed portion of the variable annuity contracts in payout and the fixed immediate annuity contracts are estimated using discounted cash flow calculations based on expected current offering interest rates versus contract rates.

4. Fair Value of Financial Instruments (continued):

Separate Accounts

Assets held in separate accounts are reported in the accompanying balance sheets at fair value. The related liabilities are also reported at fair value in amounts equal to the separate account assets.

5. Income Taxes:

The components of the provision for income taxes attributable to operations were as follows:

	Years Ended December 31,
	2003	2002	2001
	(in thousands)

Current:
Federal	$ 1,512	$ 503	$ 1,544
State	418	(19)	347
Deferred:
Federal	645	275	890
State	(1,360)	1,360	-
Provision for income taxes	$ 1,215	$ 2,119	$ 2,781

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Life insurance corporations in New York remain subject to the franchise tax. However, for tax years beginning on or after January 1, 2003, in no event may the franchise tax on life insurance corporations, computed prior to the application of tax credits, be less than 1.5% of premiums or more than 2.0% of premiums. Accordingly, state deferred taxes are no longer recorded, as the Company believes that the reversal of temporary differences will not have an impact on the state income tax that the Company will pay in the future.

5. Income Taxes (continued):

Significant components of the Company's deferred tax liability were as follows:

	December 31
	2003	2002
	(in thousands)

Deferred income tax (assets)/liabilities:
Deferred policy acquisition costs	$ 6,990	$ 7,539
Unrealized gain on securities available for sale	1,158	1,334
Contractholder reserves	(734)	(106)
Deferred revenue	(403)	(337)
Federal benefit of state deferred taxes	-	(476)
Other, net	53	18

Net deferred tax asset	$ 7,064	$ 7,972

The statute of limitations on the Company's federal income tax returns is open for the taxable years ended December 31, 1999 and thereafter. In management's opinion, adequate tax liabilities have been established for all years.

Income taxes were 18.1%, 40.2%, and 33.5% of pretax earnings in 2003, 2002 and 2001 respectively. The effective tax rates differed from the federal statutory income tax rate of 35% primarily due to dividends received deductions, foreign tax credits and state taxes.

The Company paid FILI federal and state income taxes of $1,172,000, $1,331,000 and $79,000 in 2003, 2002 and 2001, respectively, related to the Company's separate-company basis net operating results for the year. Intercompany tax balances are settled within 30 days of the actual tax payments.

6. Stockholder's Equity and Dividend Restrictions:

Generally, the net assets of the Company available for transfer to FILI are limited to the excess of the Company's net assets, as determined in accordance with statutory accounting practices, over minimum statutory capital requirements; however, payments of such amounts as dividends may be subject to approval by regulatory authorities. Under the Insurance Code of the State of New York, dividends to shareholders are limited to the lesser of the Company's net gain from operations for the year ended on the preceding December 31, or 10% of the Company's surplus held for policyholders as of the preceding December 31, not including realized capital gains. The Superintendent of Insurance must be notified 30 days prior to any declaration of the dividend. No dividends have been paid or declared.

6. Stockholder's Equity and Dividend Restrictions (continued):

Net income and capital stock and surplus as determined in accordance with statutory accounting practices were as follows:

	Years ended December 31,
	2003	2002	2001
	(in thousands)

Statutory net income	$ 4,645	$ 3,631	$ 2,784
Statutory capital stock and surplus	$ 34,891	$ 30,258	$ 26,171

In the New York State Insurance Department First Amendment to Regulation 172, as of January 1, 2002, the State of New York allows the recognition of gross deferred tax assets as admitted assets by insurance companies domiciled in the state of New York. The effect of adoption of the amendment on the Company's statutory surplus was an increase of approximately $609,000 as of January 1, 2002, the result of recording a deferred tax asset.

7. Affiliated Company Transactions:

The Company's insurance contracts are distributed through Fidelity Brokerage Services LLC, Fidelity Insurance Agency, Inc. (FIA), and Fidelity Investments Institutional Services Company, Inc., all of which are affiliated with FMR Corp. The Company has an agreement with FIA under which the Company pays FIA sales compensation of 3% of annuity payments received for its variable deferred and immediate annuity contracts. The Company pays FIA 37.5% of term life insurance first-year premiums. The Company also pays FIA 2.5% of the annuity payments received for its fixed immediate annuity. The Company compensated FIA in the amount of $2,119,000, $2,691,000 and $4,700,000 in 2003, 2002 and 2001, respectively.

The Company has administrative services agreements with FILI and FMR Corp. and its subsidiaries whereby certain administrative and special services are provided for the Company. The Company paid FILI and FMR Corp. and its subsidiaries $2,230,000, $2,140,000 and $1,346,000 in 2003, 2002 and 2001, respectively, for such services. The Company has an agreement with Fidelity Management Trust Company (FMTC) under which FMTC provides investment management and advisory services to the Company. The Company paid FMTC $229,000, $152,000 and $96,000 in 2003, 2002 and 2001, respectively, for such services.

FMR Corp. maintains a noncontributory trusteed defined benefit pension plan covering substantially all eligible Company employees. The benefits earned are based on years of service and the employees' compensation during the last five years of employment. FMR Corp.'s policy for the plan is to fund the maximum amount deductible for income tax purposes, and to charge each subsidiary for its share of such contributions. Pension costs of $72,000, $59,000 and $36,000 were charged to the Company in 2003, 2002 and 2001, respectively.

7. Affiliated Company Transactions (continued):

FMR Corp sponsors a trusteed Profit-Sharing Plan and a contributory 401(k) Thrift Plan covering substantially all eligible Company employees. Payments are made to the trustee by FMR Corp. annually for the Profit-Sharing Plan and monthly for the 401(k) Thrift Plan. FMR Corp.'s policy is to fund all costs accrued and to charge each subsidiary for its share of the cost. The cost charged to the Company for these plans amounted to $217,000, $173,000 and $106,000 in 2003, 2002 and 2001, respectively.

The Company participates in various FMR Corp. stock-based compensatory plans. The compensation is based on the change in the net asset value of FMR Corp. common stock, as defined. The aggregate expenses related to these plans charged to the Company were $13,000, $18,000 and $10,000 in 2003, 2002 and 2001, respectively.

8. Underwriting, Acquisition and Insurance Expenses:

Underwriting, acquisition and insurance expenses were as follows:

	Years Ended December 31
	2003	2002	2001
	(in thousands)

Commissions, gross	$ 2,119	$ 2,695	$ 4,700
Compensation and benefits	2,026	2,058	1,355
Capitalization of deferred policy acquisition costs	(2,175)	(2,837)	(4,759)
Amortization of deferred policy acquisition costs	357	2,090	1,779
Rent expenses	231	235	172
Taxes, licenses and fees	356	(95)	(76)
General insurance expenses	860	674	722

	$ 3,774	$ 4,820	$ 3,893

Amortization of deferred policy acquisition costs is adjusted periodically as estimates of future gross profits are revised to reflect actual experience. In 2003, 2002 and 2001, the Company adjusted amortization by ($2,494,000), $992,000 and $49,000 respectively, to reflect actual experience for investment performance, persistency and inflation assumptions. This adjustment has been reflected in amortization expense.

9. Reinsurance:

The Company retains a maximum coverage per individual life of $25,000 plus 30% of the excess over $25,000 with a maximum initial retention not to exceed $100,000 for its life insurance business. The Company reinsures certain guarantee provisions and mortality on its annuity contracts and portions of annuity income that are fixed.

The Company has entered into two 100% coinsurance agreements for its fixed guaranteed income annuity product and for the fixed portion of the variable income annuity product. The Company is subject to concentration of risk with respect to these reinsurance agreements. The receivable from each reinsurer is accounted for as a deposit asset and is recorded in reinsurance deposit and receivables, while the liability related to the underlying annuity contracts is accounted for as a deposit liability and is recorded in contractholder deposit funds. Under these reinsurance agreements, the Company receives a front end ceding expense allowance of 2.5% of premiums and an annual allowance of a percentage of assets ranging from 0.25% to 0.60%. Revenue from the reinsurance agreements and benefit expense from the underlying annuity contracts is recognized over the lives of the underlying contracts.

Financial information related to the two coinsurance agreements held with highly rated reinsurers for the years ended December 31 was as follows:

	2003	2002
(in thousands)
Deposit assets:
General Electric Capital Assurance Co.	$ 26,488	$ 16,488
Principal Life Insurance Company	18,880	19,142
Reinsurance deposits	$ 45,368	$ 35,630

Contractholder deposit funds	$ 46,518	$ 36,415

Interest on reinsurance deposit	$ 2,275	$ 1,089
Contract and policy benefits and expenses	$ 1,986	$ 952

The above amounts were not material for 2001.

9. Reinsurance (continued):

Additional information on direct business written and reinsurance ceded for the years ended December 31, was as follows:

	2003	2002	2001
	(in thousands)
Direct life premiums	$ 978	$ 800	$ 614
Reinsurance ceded	(285)	(247)	(208)
Net life premiums	$ 693	$ 553	$ 406

Direct contract and policy benefits	$ 14,158	$ 5,871	$ 1,143
Reinsurance ceded	(10,244)	(3,023)	(504)
Net contract and policy benefits	$ 3,914	$ 2,848	$ 639

10. Commitments and Contingencies:

The Company is, from time to time, involved in various legal actions concerning policy benefits and certain other matters. Those actions are considered by the Company in estimating policy reserves and other liabilities. The Company believes that the resolution of those actions should not have a material adverse effect on stockholder's equity.

Terrorist Attacks of September 11, 2001

The Company did not have any losses associated with the events of September 11th.